EMPLOYMENT AGREEMENT

THIS AGREEMENT dated October 15, 2007 (the “Effective Date”).

BETWEEN:

CANADIAN ZINC CORPORATION., a company duly incorporated under the laws of British Columbia having its principal offices at Suite 1710 - 650 West Georgia Street Vancouver, BC V6B 4N9

(hereinafter called the “Company”)
OF THE FIRST PART

AND:

MARTIN RIP, of North Vancouver, BC

(hereinafter called the “Executive”)
OF THE SECOND PART

WITNESSES THAT WHEREAS:

A. The Company is incorporated under the laws of British Columbia and carries on the business of mineral exploration;

B. The Company wishes to employ the Executive as its Vice President, Finance and Chief Financial Officer; and

C. The Executive wishes to accept such employment.

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1. EMPLOYMENT

1.1 Effective Date.  This Agreement shall be effective on the Effective Date.

1.2 Position and Term.  The Company agrees to continue to employ the Executive and the Executive agrees to serve the Company as Vice President, Finance and Chief Financial Officer. The term of this Agreement and employment is indefinite, but the employment and this Agreement may be terminated by either party as provided herein.

1.3 Duties and Reporting.  The Executive shall report to and be directly responsible to the President and Chief Executive Officer of the Company. The Executive will have the duties and authorities set out in Schedule “A”, and those commonly associated with the Executive’s office and such other duties reasonably related thereto as may be assigned by the Company from time to time.  The Executive shall work full-time for the Company and not engage in any other employment or self-employment without the written consent of the Company, such consent not to be unreasonably withheld.

2. COMPENSATION

2.1 Salary.  The Company will pay the Executive an annual salary of (CDN) $144,000.00, less lawful deductions, payable by equal semi-monthly instalments.  For all purposes of this Agreement, “Salary” means the remuneration described in this section (subject to adjustment under sub-section below), and does not include any other payments such as bonuses, share options, benefits, or amounts of a similar nature.

2.2 Review.  The Company will review the Salary annually and will make any adjustments it determines are reasonable in the sole opinion of the Company, who shall take into account, but shall not be limited to considering, the Executive’s performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. The Salary shall not be reduced, except with the written consent of the Executive.

2.3 Benefits.  The Executive shall be entitled to participate in all Executive benefit programs if and when the benefits program is implemented and offered to the Company’s executives, in accordance with and on the terms and conditions generally provided from time to time by the Company.  The Executive agrees that the Company may substitute or modify the terms of the Benefits on comparable terms and conditions without notice.  All insured benefits shall be governed by the terms of the insurance policies in force.

2.4 Stock Options. On or before October 31, 2007, the Executive shall be granted options to acquire 300,000 shares of common stock of the Company (the “Shares”), provided the Executive is employed by the Company on the grant date (the “Options”). The Options shall have a term of five years and shall have an exercise price of equal to the market price on day of grant. The Option will vest and become exercisable as to two-thirds of the total number of Shares subject to the Option on the fourth month anniversary of the Effective Date and thereafter, the Option will vest and become exercisable as to one-third of the total number of Shares subject to the Option on the twelfth month anniversary of the Effective Date. The Options will be subject to the terms of the Company’s standard form of Stock Option Agreement.

Notwithstanding the provision of any plan or agreement, but subject to any required approval of the Toronto Stock Exchange;

(a)
upon the formal proposal or offer of any form of transaction which, if completed, would constitute a Change of Control (as defined herein) and under which shares of the Company are to be exchanged or acquired, including a takeover bid, all granted share options of the Executive which have not vested shall be deemed to be fully vested and exercisable so as to permit the Executive, if he so elects, to exercise such options and participate in the Change of Control transaction in respect of the shares thereby acquired; and

(b)	on completion of any other form of Change of Control, all granted share options of the Executive which have not vested shall be deemed to be fully vested and exercisable.

2.5 Vacation.  The Executive shall be entitled to 4 weeks’ paid vacation each calendar year, at such time or times as shall be agreed between the Executive and the Company.  Unused vacation may only be carried over for one year, unless otherwise agreed. On the fourth anniversary of the Effective date the Executive shall be entitled to one additional weeks’ paid vacation.

2.6 Professional Dues and Development. The Company will, upon submission of appropriate receipts, reimburse the Executive for annual professional Chartered Accountant dues. Subject to the Company’s written approval, the Company will pay the reasonable costs for the Executive to attend educational or professional conferences which will be of mutual benefit to the Company and the Executive.

2.7 Expenses.  The Executive shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred by the Executive in the discharge of duties for the Company.  The Executive agrees that such reimbursements shall be due only after the Executive has rendered an itemized expense account showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

3. ADDITIONAL OBLIGATIONS OF THE EXECUTIVE

3.1 Other Permitted Activities.  The Executive will not become a director of any other company without the prior consent of the Company, such consent not to be unreasonably withheld.  The Company’s consent herein shall not permit any appropriation or diversion by the Executive of any business opportunity coming to the Executive in the Executive’s capacity as an Executive of the Company or otherwise in the course of the Company’s business.

3.2 Confidentiality.  The Executive will not, at any time, or in any manner, during the continuance of the Executive’s employment hereunder or thereafter, divulge any of the confidential information or secrets of the Company, including confidential information about mineral properties in which the Company or its affiliates has or is proposing to acquire an interest (collectively, the “Confidential Information”), to any person or persons, except as required to carry out the Executive’s duties or if required to do so by law, without the previous consent in writing of the Company. During the continuation of the Executive’s employment or thereafter, the Executive shall not use or attempt to use any Confidential Information which the Executive may acquire in the course of this employment for the Executive’s own benefit or that of any other person, directly or indirectly.

3.3 Business Opportunities.  The Executive agrees to communicate at once to the Company all material business opportunities which come to the Executive in the course of the Executive’s employment or otherwise in the course of the Company’s business and to deliver to and assign ownership of to the Company all inventions and improvements in the nature of the business of the Company which, in the course of the Company’s business the Executive may conceive, make or discover, become aware directly or indirectly or have presented to the Executive and such business opportunities, inventions, and improvements shall become the exclusive property of the Company without any obligation on the part of the Company to make any payment for the same.

4. INDEMNIFICATION

4.1 Definitions.  Except as otherwise expressly provided:

(a)	“Associated Corporation” means a corporation or entity referred to in sub-paragraph (c)(ii) and (iii);

(b)	“Act” means the Business Corporations Act (British Columbia), as amended from time to time or any successor legislation;

(c)	the terms “Director” and “Officer” include:

i.	the Executive’s service as a director or officer of the Company;

ii.	the Executive’s service as a director or officer of another corporation:

(A)	at a time when such corporation is or was an affiliate of the Company as defined in the Act; or

(B)	at the request of the Company; or

iii.	at the request of the Company, the Executive’s service in a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;

(d)	“Eligible Penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding (as defined below);

(e)
“Eligible Proceeding” means a Proceeding in which the Executive, or any of his heirs and personal or other legal representatives of the Executive, by reason of the Executive being or having been a Director or Officer of, or holding or having held a position equivalent to that of a Director or Officer of, the Company or an Associated Corporation

i.	is or may be joined as a party; or

ii.	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(f)
the term “Expenses” includes costs, charges and expenses, including without limitation legal fees (on a solicitor and his own client basis) and any other fees incurred (directly or indirectly) in defending an Eligible Proceeding, but does not include judgment, penalties, fines or amounts paid in settlement of a proceeding; provided that if the Company itself has retained a solicitor to act on behalf of the Company, and/or on behalf of its directors and officers including the Executive, “Expenses” shall not include separate legal fees incurred by the Executive unless such separate legal representation of the Executive has been approved by the Company or there is a clear conflict of  interest as between the Company and the Executive; and

(g)	the term “Proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

4.2 Indemnity of Director or Officer. Subject only to the limitations set forth in sub-section 4.3, the Company shall, to the full extent permitted by law, indemnify the Executive against each Eligible Penalty to which the Executive is or may be liable and, after the final disposition of an Eligible Proceeding, shall pay the Expenses actually and reasonably incurred by the Executive in respect of that proceeding.

4.3 Limitations on Indemnity. Notwithstanding any other provisions of this Agreement, the Company shall not indemnify the Executive against any Eligible Penalty or pay any Expenses of the Executive:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay Expenses and, at the time that the agreement to indemnify or pay Expenses was made, the Company was prohibited from giving the indemnity or paying the Expenses by its Notice of Articles or Articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay Expenses and, at the time that the indemnity or payment is made, the Company is prohibited from giving the indemnity or paying the Expenses by its Notice of Articles or Articles;

(c)
if, in relation to the subject matter of an Eligible Proceeding, the Executive did not act honestly and in good faith with a view to the best interests of the Company or the Associated Corporation, as the case may be;

(d)
in the case of an Eligible Proceeding other than a civil proceeding, if the Executive did not have reasonable grounds for believing that the Executive's conduct in respect of which the proceeding was brought was lawful; or

(e)	if the Company is prohibited by the Act or any applicable law from making such payments.

4.4 Advance Payment of Expenses. Notwithstanding the provisions of sub-section 4.2 and subject to the provisions set forth in sub-section 4.3 the Company shall pay, as they are incurred in advance of the final disposition of an Eligible Proceeding, Expenses actually and reasonably incurred by an Executive in respect of that proceeding. The Executive hereby agrees and undertakes to repay to the Company such amounts advanced if it is ultimately determined that the Executive is not entitled to be indemnified by the Company pursuant to sub-section 4.3.

4.5 Mandatory Payment of Expenses. The Company shall, after the final disposition of an Eligible Proceeding, pay the Expenses actually and reasonably incurred by the Executive in respect of that proceeding if the Executive:

(a)	has not been reimbursed for those Expenses, and

(b)	is wholly successful, on the merits or otherwise, in the outcome of the Eligible Proceeding or is substantially successful on the merits in the outcome of the Eligible Proceeding.

4.6 Indemnification Hereunder Not Exclusive. Nothing herein shall be deemed to diminish or otherwise restrict the Executive’s right to indemnification under any provision of the Notice of Articles or Articles of the Company or under applicable corporate law.

4.7 Continuation of Indemnification. The indemnification under this Agreement shall continue as to the Executive even though the Executive may have ceased to be a Director or Officer and shall enure to the benefit of the heirs and personal representatives of the Executive.

4.8 Coverage of Indemnification. The indemnification under this Agreement shall cover the Executive’s service as a Director or Officer after the date of the Agreement.

5. TERMINATION

5.1 Resignation.  The Executive may terminate this Agreement without Good Cause by giving the Company 2 months’ advance written notice, in which event, subject to section 5.4, the Executive shall not be entitled to any severance payment, but shall be entitled to receive Salary and vacation pay earned to the date of termination and payment of any reimbursable expenses.

5.2 Termination Without Cause.  The Company may terminate this Agreement and the employment of the Executive without cause at any time by notice in writing stating the last day of employment (the “Termination Date”), in which events the Company shall be obligated to provide the Executive, on the Termination Date, an amount equal to:

(a) 3 months Salary, as at that date, if the Executive has been employed with the Company for 12 months or less; or

(b) 6 months Salary, as at that date, if the Executive has been employed with the Company for more than 12 months and less than 48 months;  or

(c) 12 months Salary, as at that date, if the Executive has been employed with the Company for more than 48 months,

less lawful deductions. The Executive may direct the Company to pay the amounts above in a lump sum or in instalments on regular paydays of the Company.

The compensation and benefits set out in this sub-section shall be collectively referred to as the “Severance”.

5.3 Termination for Cause. The Company may at any time terminate the employment of the Executive and this Agreement for cause. Without limiting the generality of the foregoing, cause shall include but not be limited to:

(a)	any act of fraud or material dishonesty;

(b)	wilful neglect of duties to a material degree;

(c)	personal conduct on the Executive’s part which is of such a serious and substantial nature that it will injure the reputation of the Employer if the Executive was retained as an Executive;

(d)
if the conduct of the Executive is determined by the Company, which determination shall be made in a bona fide and reasonable manner, to be detrimental to the business of the Company and if the Executive persists in such conduct after being informed of the Company’s determination; or

(e)	any and all commissions or other conduct which would constitute just cause at law, in addition to the specified causes noted above.

In such event, the Executive shall not be entitled to any Severance, compensation or notice, but shall be entitled to receive the Salary and vacation pay earned to the termination date and payment of any reimbursable expenses.

5.4 Termination After a Change of Control. Notwithstanding any other provision in this Agreement, if within 12 months following a Change of Control of the Company (as defined below), the Executive’s employment is terminated by the Company without cause at any time within 12 months after a Change of Control, he will receive in addition to any Severance, an amount equal to 6 months Salary as at that date, less lawful deductions; provided that a significant change in the the Executive duties and responsibilities so as to materially adversely change the nature of the Executives employment and position with the Company (other than a change in job title) arising without the consent of the Executive at any time within 12 months following a Change of Control will be deemed to be constructive termination without cause.

5.5 Change of Control Defined:  For all purposes of this Agreement, “Change of Control” means:

(a)
the acquisition, directly or indirectly, by any person or group of persons acting jointly or in concert, as such terms are defined in the Securities Act, British Columbia, of common shares of the Company which, when added to all other common shares of the Company at the time held directly or indirectly by such person or persons acting jointly or in concert, constitutes for the first time in the aggregate 20% or more of the outstanding common shares of the Company and such shareholding exceeds the collective shareholding of the current directors of the Company, excluding any directors acting in concert with the acquiring party; provided that the acquisition in the aggregate of 20% or more of the outstanding common shares of the Company by institutional  investors or managed funds or accounts held for investment purposes only shall not constitute a Change of Control so long as said investors, funds or accounts do not take or attempt to take an active role in the management or direction of the Company; or

(b)
the removal, by extraordinary resolution of the shareholders of the Company, of more than 51% of the then incumbent Board of the Company, or the election of a majority of Board members to the Company’s board who were not nominees of the Company’s incumbent board at the time immediately preceding such election; or

(c)	the consummation of a reorganization, plan of arrangement, merger or other transaction which has substantially the same effect as (a) or b) above.

5.6 No Mitigation.  The Executive shall not be required to mitigate the amount of any payments provided for in sub-sections 5.2 or 5.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this section be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of termination, or otherwise.

5.7 Benefit Termination. If the Executive’s employment under this Agreement terminates under this section 5, the Company shall not be required to provide continuation of any benefit coverage which may be in place beyond the termination date and the Employer will not be liable for any losses that may be suffered by the Executive as a result of his ineligibility for benefit coverage.

5.8 Satisfaction. The Executive acknowledges and agrees that the payments provided in sub-sections 5.2 and 5.4 of this Agreement are inclusive of any compensation or payments, including, but not limited to, benefits, notice and pay in lieu of notice or severance payments to which the Executive may be entitled under any employment legislation or otherwise at law. However, the Executive shall receive, in addition to any amounts specified in that sections 5.2 or 5.4, all Salary and accrued vacation earned to the date of the Termination Date and reimbursement for all appropriate expenses incurred on behalf of the Company.

5.9 Return of Property.  On the cessation of employment for any reason, the Executive agrees to deliver to the Company (without retaining any copies) all documents, financial statements, records, plans, drawings, papers and electronic data of every nature, in any way relating to the affairs of the Company which are in the Executive’s possession or control.

5.10 Right to Deduct.  The Company shall have the right to offset any money properly due by the Executive to the Company against any amounts payable by the Company to the Executive under this Agreement.

5.11 Options on Resignation.  If permitted by applicable laws and regulatory authorities (which consent the Company will attempt to obtain but without warranty that such consent is obtainable) all stock option agreements between the Company and the Executive will provide that share options vested at the effective date of resignation under section 5.1 by the Executive may be exercised at any time and from time to time within 90 days after such date.

5.12 Incapacity.  If the Executive becomes:

(a)
temporarily disabled before termination of his employment hereunder, the Company will pay the Executive his Salary and Benefits to which he is otherwise entitled pursuant to his employment provided the Executive exercises reasonable efforts to return to employment as soon as practicable until such time as the Executive is eligible for Long Term Disability Benefits, or

(b)
permanently disabled (which shall refer to any disability resulting in the Executive being unable to perform substantially all his employment duties for more than 120 consecutive days or more than 120 days in any calendar year), the Company may forthwith terminate the Executive’s employment, and the Executive will thereafter be paid (by the Company or by a corporation entitled to issue annuity contracts engaged by the Company), for the one-year period commencing on such termination, on the last business day of each month following the date of termination of the employment, an amount equal to one-twelfth of the Executive’s Salary at the time of such termination. Such payments shall be in lieu of all amounts otherwise payable to the Executive, including under section 5.2 above.

6. SUCCESSORS OR ASSIGNS

6.1 Successors.  This Agreement shall enure to the benefit of and be binding upon and shall be enforceable by the Company and the successors and assigns of the Company.  The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement.

6.2 Assignment.  The Company shall be entitled to assign this agreement without the Executive’s consent to any affiliate of the Company (as defined in the B.C. Business Corporations Act) on written notice to the Executive, provided there is no material change to the Executive’s terms of employment.  The Company shall remain jointly and severally liable to the Executive with such assignee.  The Executive shall not be entitled to assign, pledge or grant a security interest in any obligation of the Company to make payment hereunder.

6.3 Benefit Binding.  This Agreement shall enure to the benefit of, shall be binding upon, and shall be enforceable by the Executive’s legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees.  If the Executive dies while any amounts are still payable to the Executive under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees or to the Executive’s estate.

7. MISCELLANEOUS

7.1 Applicable Laws.  This Agreement and the employment of the Executive shall be governed, interpreted, construed and enforced according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.2 Time.  Time shall be of the essence of this Agreement.

7.3 Consideration. The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

7.4 Entire Agreement.  This Agreement represents the entire Agreement between the Executive and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof.  This Agreement may only be amended or modified in writing signed by the parties.

7.5 Notices.  Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand or mailed by postage prepaid and addressed to the party for whom it is intended at the party’s address above or to such other address as the party may specify in writing to the other, or in the case of the Executive to the residential address of the Executive as recorded on the Company’s files, and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

7.6 Waiver.  The waiver by the Executive or by the Company of a breach of any provision of this Agreement by the Company or by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Executive.

IN WITNESS WHEREOF the parties have executed this Agreement on September 17, 2007.

The Corporate Seal of Canadian Zinc Corporation was hereunto affixed in the presence of: /s/ Alan Taylor Authorized Signatory Authorized Signatory	) ) ) ) ) c/s ) ) )

SIGNED, SEALED AND DELIVERED by Martin Rip in the presence of: /s/ Tracy MacKinnon Name North Vancouver, BC Address Chartered Accountant Occupation	) ) ) ) ) ) ) /s/ Martin Rip ) MARTIN RIP ) ) )

General/004129.001/161974.1

SCHEDULE “A”

Highlights (but not limited to) Executive Duties and Responsibilities usually performed by the Vice President, Finance and Chief Financial Officer:

(a)	prepare Annual U.S. GAAP financial statements and manage audit at year end;

(b)	prepare interim financial statements and MD&A;

(c)	evaluate, assess, document and develop internal control systems;

(d)	evaluate, assess, document and develop internal controls systems and provide conclusions, recommendations for U.S. Securities and Exchange Commission compliance [Sarbanes-Oxley];

(e)	prepare the Annual Information Form (AIF);

(f)	prepare the Form 20-F;

(g)	prepare Annual Budget and updates as required;

(h)	Cash Management, Control and Reporting Systems;

(i)	assist the Company with project or acquisition evaluation and assessment;

(j)	assist the Company in whatever other matters that need to be addressed, to the best of his ability;

(k)	attend Board meetings as required; and

(l)	keep the Board members informed of O.S.C., U.S. SEC and BCSC regulatory updates.

General/004129.001/161974.1